Exhibit (g)(15)
April 30, 2013
Mr. Robert Triano
Vice President
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Re:       Pacific Select Fund (the “Fund”)
Ladies and Gentlemen:
Please be advised that the undersigned Fund has established the Value Advantage and Floating Rate Income Portfolios effective April 30, 2013. In accordance with Section 1 of the Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended, by and between the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the new portfolios under the terms of the aforementioned contract.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PACIFIC SELECT FUND

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President, Duly Authorized

By: Name:	/s/ Laurene E. MacElwee Laurene E. MacElwee
Title:	VP & Assistant Secretary, Duly Authorized
Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Mark Nicholson Mark Nicholson
Title:	Senior Vice President, Duly Authorized